Exhibit 4.4

RESALE PURCHASING AGREEMENT

This Resale Purchasing Agreement is effective as of July 31, 2017 ("Effective Date") by and between Philips Medical Systems Nederland B.V. having a place of business at Veenpluis 4-6, 5684 PC Best, the Netherlands (“Philips”); and Profound Medical Inc., having a place of business at 2400 Skymark Avenue, Unit #6, Mississauga, ON, L4W 5K5, Canada (“Supplier”) (individually, a “Party” and jointly, the “Parties”)

PREAMBLE

WHEREAS, Philips is engaged in the development, design, engineering, manufacturing, marketing, sale and delivery of medical equipment and systems;

WHEREAS, Supplier is engaged in the development, design, engineering, manufacturing, sale, delivery and support of Products (as defined herein);

WHEREAS, Buyer (as defined herein) desires to purchase from Supplier a varying volume of Products for the purpose of reselling such Products to Customers and Supplier desires to sell such Products to Buyer for its resale activities under this Agreement;

WHERAS, on the date hereof, the Parties have entered into a Supply Agreement, pursuant to which, for the term specified therein, Philips will manufacture and supply, as a contract manufacturer to Supplier, the Products (the “Supply Agreement”);

WHEREAS, the Parties hereto wish to set forth in this Agreement the terms and conditions under which Buyer will purchase from Supplier and Supplier will sell and deliver to Buyer the Products and Consumables; provided, for greater certainty, subsequent to the initial sale of Consumables by Buyer to a Customer, and outside the scope of this Agreement, Supplier may sell and deliver directly to Customers additional Consumables beyond those delivered in connection with the initial sale of the Product;

NOW, THEREFORE, in consideration of the mutual promises, and of the representations, warranties, covenants and agreements contained herein the Parties agree as follows:

ARTICLE 1: DEFINITIONS

For purposes of this Agreement, the following terms have the following meanings:

1.1	“Affiliates” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control”, “controlled by” and “under common control with” means possession, directly or indirectly, of power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or other partnership or ownership interests, as trustee, personal representative or executive or by contract, credit agreement or otherwise), provided that in any event, any Person which owns directly, indirectly or beneficially fifty percent (50%) or more of the securities having voting power for the election of directors or other governing body of a corporation or fifty percent (50%) or more of the partnership interests or other ownership interests of any other Person will be deemed to control such Person.

1.2	“Agreement” means this Agreement, as the same may be amended or supplemented and/or restated from time to time in accordance with the terms hereof, including all Attachments, exhibits and other documents referred to herein or therein.

Philips & Profound

1.3	“Buyer” means Philips or any of its Affiliates that has issued a Purchase Order under this Agreement.

1.4	“Buyer Indemnitees” has the meaning given to such term in clause 9.1.4.

1.5	“Change of Control” means with respect to Supplier (i) the sale of all or substantially all of the assets of Supplier, or (ii) a merger, consolidation or other reorganization of Supplier which results in more than fifty percent (50%) of the voting stock of the resulting or surviving entity being owned or held by persons other than those owning or holding the voting stock in Supplier on the date of this Agreement, or (iii) the sale by one or more stockholders of Supplier, in a single transaction or series of related transactions, of more than fifty percent (50%) of the voting stock of Supplier to one or more third parties who are at the time of such sale unaffiliated with any shareholders of Supplier.

1.6	“Confidential Information” means any information, provided in whatever form (including in written, electronic or oral form) or medium, which relates to either Party’s or its Affiliates’ business, products (hardware and software), technology, business plans, product plans, customers, customer information, specifications, designs, costs, prices, business opportunities, Know How, trade secrets, inventions, techniques, processes, algorithms, software programs, schematics and any other business or technical information disclosed by the disclosing Party to the receiving Party in connection with this Agreement.

1.7	“Consumables” means the consumables that function with the Product as identified in Attachment 1.

1.8	“Customer” means any customer of Buyer that purchases and/or uses Philips Equipment together with any of the Products.

1.9	“Factory Test Report” means the report attached as Attachment 5 hereto during the term of Supply Agreement and thereafter a similar document with the same content and modified signatures and introduction language.

1.10	“Force Majeure Event” means any prevention, delay, stoppage or interruption in the performance of any obligations or the occcurance of any event due to an act of God, the occurrence of enemy or hostile actions, sabotage, war, blockades, terrorist attacks, insurrections, riots, epidemics, nuclear and radiation activity or fall-out, civil disturbances, explosions, fire or other casualty, failure of energy sources, any industry-wide material shortage and changes in governmental or regulatory action or legislation or regulation, third party labour disputes or strikes or any other similar causes beyond the control of the Party seeking relief from its obligations as a result of such event, but not including, for clarity, any financial inability of a Party or any of its Affiliates or the failure of any subcontractor to perform obligations owed to a Party (unless such failure by a subcontractor in turn was caused by a Force Majeure Event).

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1.11	“Intellectual Property Rights” (or “IPR”) means, in any and all jurisdictions, all: (a) patents and applications therefor, including all continuations, continuations-in-part and provisionals and patents issuing thereon, and all reissues, re-examinations, substitutions, renewals and extensions thereof (collectively, “Patents”); (b) trademarks, service marks, trade names, trade dress, logos, corporate names, Internet domain names or uniform resource locators used in connection with any global computer or electronic network, together with all translations, adaptations, derivations and combinations thereof, and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof; (c) industrial designs, designs and design rights; (d) copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof; (e) trade secrets, discoveries, concepts, ideas, research and development, Know How, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, quality data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, which would constitute a “trade secret” under applicable law, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (“Trade Secrets”); (f) inventions, processes and designs; and (g) software, and all source code, object code, data and documentation relating thereto.

1.12	“Know How” means any and all concepts, ideas, information, data and documents of whatever nature, including, without limitation, drawings, methods, techniques, designs, specifications, photographs, samples, models, processes, procedures, reports, particulars of a technical nature (including, without limitation, any know how related to the manufacturing or design of Products and technical and commercial know how).

1.13	“OEM Quality Agreement” means the OEM Quality Agreement signed as a supplementary agreement to this Agreement by Buyer and Supplier on the Effective Date of this Agreement.

1.14	“Open Source Software” means any software that is licensed under terms that require as a condition of use, modification and/or distribution of a work: (i) the making available of source code or other materials preferred for modification;(ii) the granting of permission for creating derivative works; (iii) the reproduction of certain notices or license terms in derivative works or accompanying documentation; or (iv) the granting of a royalty-free license to any party under Intellectual Property Rights regarding the work and/or any work that contains, is combined with, requires or otherwise is based on the work.

1.15	“Philips Equipment” means the various versions of the Philips Achieva 3.0T and 1.5T and Ingenia 3.0T and 1.5T MRI systems with which Products will be used by Philips and Customers.

1.16	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, Supplier or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or governmental authority.

1.17	“Price” means the price for the Product as specified in Attachment 1.

1.18	“Product” means the products delivered by Supplier to Buyer as further identified in the respective Attachment 1, including if so specificied in Attachment 1: service parts as well as any materials, sub-assemblies, accessories or software incorporated in the Product and any other items supplied by Supplier to Buyer (in respect of the Product), including Consumables or any incidental services provided by Supplier, in their form existing as of the Effective Date and as the same may be modified, enhanced or improved by or on behalf of Supplier and its Affiliates, unless otherwise agreed by the Parties.

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1.19	“Production Plan” means the production plan as defined in the Supply Agreement, or after the termination of the Supply Agreement, a production plan to be mutually agreed by the Parties, acting reasonably and in good faith, in writing.

1.20	“Purchase Agreement” means the Asset and Share Purchase Agreement (the “Purchase Agreement”) entered into on June 30, 2017 by Supplier and Koninklijke Philips NV (“Philips NV”) N.V. (an Affiliate of Buyer).

1.21	“Purchase Order” means any written or electronic purchase order issued by Buyer to Supplier for a Product, each of which will be governed by and be subject to the terms of this Agreement, unless explicitly agreed otherwise in writing in the respective Purchase Order.

1.22	“Specifications” means the specifications, descriptions, design criteria, drawings, samples, prototypes and other requirements relating to the Products provided in writing by Supplier to Buyer from time to time to define Productst.

1.23	“Supplier” means Profound Medical Inc. and its Affiliates that provide Products hereunder.

1.24	“Territory” means for each Product the area or country as listed in Attachment 1.

1.25	“Third Party” means any Person other than the Parties and their Affiliates.

ARTICLE 2: SCOPE AND INTENT

2.1	Supplier will manufacture and on a non-exclusive basis sell and deliver to Buyer for resale in combination with or separately from Philips Equipment to Customer the quantities of Products as may be ordered, subject to any restrictions on forecasts and orders contained herein, by Buyer under this Agreement and the OEM Quality Agreement.

2.2	Buyer shall use commercially reasonable efforts to sell Products to Customers in the Territory for use in combination with Philips Equipment and under the brand name(s) as indicated in Attachment 1. Buyer shall not distribute, sell or export any Products outside of the Territory. Buyer shall not solicit orders for Products outside the Territory.

2.3	Nothing in this Agreement, shall prevent Supplier from selling Products to other customers, or prevent Buyer from selling Philips Equipment.

2.4	Supplier shall be responsible for the design, engineering, manufacture, quality control and sourcing of Products, as set forth in the OEM Quality Agreemet, and is entitled to outsource or subcontract these activities without the consent of the Buyer being required. Such outsourcing or subcontracting shall not release Supplier from any of its duties and obligations in or in relation to this Agreement or under applicable law.

2.5	Supplier shall deliver the Products and any other deliverables to the Buyer at the agreed point of delivery as specified in Attachment 1.

2.6	Installation, application support, training, maintenance and service to the Customer (for the avoidance of doubt, including the remedies for non-compliance with Product warranties as set forth in clause 9.3) will be provided by Supplier as set forth in Attachment 2, it being understood that Supplier may subcontract these activities to Buyer and/or its Affiliates, subject to the parties written agreement, on the basis of the scope and service fees as set out in Attachment 2.

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2.7	The Parties may agree in writing on additional terms and conditions defined for certain parts of the Territory in local agreements, if any (hereinafter “Local Agreements”). This Agreement sets out the principles and framework for the underlying Local Agreements. In case of conflict between the Local Agreements and this Agreement, this Agreement will prevail, unless explicitly agreed otherwise in writing in a Local Agreement (using the words “notwithstanding the terms of the Resale Purchase Agreement, the Parties expressly agree”), it being understood that quality, sustainability and liability in respect of the Product cannot be deviated locally from the terms of this Agreement. As of the Effective Date, there are no local agreements.

2.8	The Parties will meet from time to time (but not less than one time per year) as mutually agreed by the parties to discuss efficiency increases, product and technology roadmaps, price/performance ratio of Products, cost and quality issues, Supplier’s and Buyers performance hereunder, market conditions, and all other issues which the Parties may deem appropriate, including, conducting meetings of the Joint Steering Committee (as defined in the Purchase Agreement) in accordance with the schedule for meetings of the Joint Steering Committee as contemplated by the Purchase Agreement.

2.9	Buyer will use commercially reasonable efforts to engage in the marketing and promotion of the Products in the Territory, through such means as personal contact with prospective customers, distribution of Product literature and the like in accordance with Attachment 4. Supplier will use commercially reasonable efforts cooperate with Buyer in the promotion of the Products in accordance with Attachment 4. Each Party agrees to adhere to the COCIR Code of Conduct in its efforts to promote the Product.

2.10	Except for connecting the Product to Philips Equipment, Buyer shall not modify, reverse engineer, disassemble, decompile, decode, copy, duplicate, change or alter the Product or any parts or components thereof unless with Supplier’s prior written consent.

ARTICLE 3: TERM

3.1	This Agreement shall come into effect on the Effective Date, and unless terminated earlier, shall continue in full force until [Redacted – Commercially Sensitive – Term] anniversary of the Effective Date (the “Initial Term”), provided [Redacted – Commercially Sensitive – Term]. The Initial Term shall thereafter automatically renew for additional [Redacted – Commercially Sensitive – Term] (the Initial Term and any renewal thereof being collectively referred to herein as the “Term”), unless either Party terminates this Agreement by no less than ninety (90) days written notice prior to the end of the then current Term. If the end of the Term does not coincide with the end of the term of any Purchase Order (other than due to termination upon notice), then this Agreement shall automatically renew with respect only to the open Purchase Order for additional one (1) week periods until such time as the Purchase Order has been fully completed in accordance with the terms of such Purchase Order and this Agreement.

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ARTICLE 4: COMPONENTS, CHANGES AND DISCONTINUATION OF PRODUCT

4.1           Changes

4.1.1	Any changes to the Product including those changes and modifications referred to in the OEM Quality Agreement shall be discussed in the Joint Steering Committee (as such is established under the Share Purchase Agreement) prior to the change being implemented.

4.2           Discontinuation of Production.

4.2.1	Subject to the forecasting and delivery requirements and obligations outlined in this Agreement, Supplier agrees to provide the Product in accordance with the terms of this Agreement of (i) in respect of the Product during the Term of this Agreement, unless the Agreement is partially terminated pursuant to clause 14.1.1 with respect to that Product, to the extent such partial termination is provided for hereunder; and (ii) during the Term, in respect of Consumables, for a period of two (2) years after last shipment of the relevant Product to Buyer under this Agreement.

ARTICLE 5:  PRICE, PAYMENT, SET OFF, CURRENCY

5.1           Price.

5.1.1	Parties have agreed upon the Price and payment terms which apply and against which Buyer may order Products (and if so specified in Attachment 1 for the relevant Product: Consumables and/or services) from Supplier as well as the period of validity of such Price, all as specified in Attachment 1 (as may be adjusted from time to time if mutually agreed in writing by the Parties).

5.1.2	Supplier shall at all times offer the most favorable prices, for similar quantities of Products purchased, for the Products to Buyer, meaning that such prices shall be no less favorable than those currently and in the future extended to the customers of Supplier, in each instance, based on an similar quantities of purchases. Accordingly, Buyer shall automatically have the benefit of any lower prices, charges or fees Supplier offers to third parties and Supplier shall notify Buyer immediately at its own initiative of such more favorable terms offered to third parties for similar quantities of Products of like kind and quality.

5.1.3	Subject to applicable law, Supplier and Philips agree to discuss purchase prices and other terms whenever market conditions so require, including possible price reductions and anything else considered materially relevant for the performance of this Agreement by either Party. Such discussions may include the average price for the Product received by Buyer in each jurisdiction in the Territory (in the previous year), at most once per year. The prevailing prices and other terms agreed upon in Attachment 1 will remain in effect until the Parties have reached a mutual written agreement on new prices and other terms.

5.1.4	In respect of any sale of a Product to a Customer, if Buyer wishes to offer a discount on the price of such Product to such Customer, Philips may discuss such discount with Supplier. If Supplier does not agree, in its sole discretion, to provide Buyer a further discount in respect of such sale, Buyer will then decide, in its sole discretion, as to whether it wishes to provide the originally proposed discount to such Customer (without receiving a corresponding discount from Supplier) and Supplier will have no further obligations to discuss further discounts in respect of such sale.

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5.1.5	Prices are exclusive of any federal, state or local sales, use or excise taxes and any, value added tax (VAT). Supplier will list separately on its invoice any tax lawfully applicable to the relevant Purchase Order and payable by Buyer, if any, with respect to which Buyer does not furnish evidence of exemption. Supplier is responsible for remitting any applicable VAT, sales tax, consumption tax, or any other similar tax, in each instance, that were charged to Buyer under an applicable Purchase Order, to the appropriate tax authorities in accordance with applicable laws and required timelines. Supplier will issue an invoice containing wording that will allow Buyer to take advantage of any applicable “input” tax deduction.

5.2           Payment.

5.2.1	Supplier invoices, compliant with the requirements of this Agreement, will be payable within [Redacted – Commercially Sensitive – Payment Terms] following the end of the month of the date of invoice. Buyer shall make all payments in Euros by check, wire transfer or automated clearing house to the bank account designated by Supplier.

5.2.2	[Redacted – Commercially Sensitive – Payment Terms]

5.3	[Redacted – Commercially Sensitive – Payment Terms]

5.4           Currency.

5.4.1	All invoicing and payment obligations under this Agreement will be satisfied in the same currency as the currency of the Price as specified in Attachment 1.

ARTICLE 6:  PLANNING AND ORDERING

6.1           Planning.

6.1.1	Buyer shall provide Supplier in good faith on a monthly basis, on the later of (i) seven (7) days prior to the beginning of each calendar month a rolling twelve (12) month forecast for the Products (including the major configuration of each Product such as field strength and Consummables) (“Forecast”) it expects to purchase during such 12-month period. Such Forecast shall be provided in writing or in any other mutually agreed manner of communication (e.g., EDI or email). Notwithstanding any other obligation set forth herein, Buyer shall give Supplier at least six (6) months prior written notice if, during the Term, it intends to discontinue the purchase of any Products hereunder, or if it intends to substantially decrease, versus the Forecast, its purchase demand hereunder.

6.1.2	Notwithstanding Buyer’s obligations pursuant to clause 6, the first two (2) months of each Forecast shall constitute a binding commitment of Buyer to purchase the quantities of Products set forth in the relevant Forecast for such two (2) month period. The Forecast for the period beyond this two (2) month period shall be non-binding except to the extent otherwise provided in this clause 6. Only Purchase Orders as accepted by Supplier constitute an obligation for Supplier to actually produce the so ordered Products and no quantities of Products in the Forecast provided by Buyer shall constitute an accepted Purchase Order.

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6.1.3	Buyer shall have the right to increase or decrease, as the case may be, the 12-month Forecast only within the limitations set forth in the Production Plan per quarter.

6.2           Ordering.

6.2.1	Only Purchase Orders placed by Buyer (except for blanket purchase orders placed for estimated annual purposes, which are non binding) and accepted by Supplier will create a binding obligation on Buyer to take delivery and make payment for Products delivered under such Purchase Order. Supplier will accept a Purchase Order to Buyer by returning a signed confirmation of the Purchase Order to Buyer. Order acknowledgement may be made by Supplier if so agreed with Buyer using customary means as email or other electronic transmission.

6.2.2	Any Purchase Order issued by Buyer under this Agreement to Supplier shall constitute a contractual relationship between that respective Buyer and Supplier. Supplier shall not hold any Buyer liable for any damages or losses arising from any act, default, omission or negligence of another Buyer, including but not limited to any default payment; provided that Philips shall be responsible for the obligations of all Buyers, solely to the extent that the applicable Purchase Orders of such Buyers are delivered by Philips to Supplier. Notwithstanding anything to the contrary herein, Supplier warrants also towards Philips the proper fulfilment of any and all obligations and warranties in the supply of any Products hereunder to Buyer. As a result any breach by Supplier against Buyer under this Agreement shall also be regarded a breach by Supplier against Philips under this Agreement, in which case Philips shall be entitled to claim any and all damage that it and/or Buyer has incurred in connection with such breach, it being understood that the same damage can only be claimed once by Philips and/or Buyer.

6.2.3	No Purchase Order shall be deemed to be accepted by Supplier until accepted in writing (including by email or another agreed manner of communication) by Supplier. Supplier shall not reject any Purchase Order which is placed in accordance with the Forecast, the applicable lead time for such Product (set forth in Attachment 1) and otherwise in accordance with this Agreement.

6.2.4	Supplier shall confirm to Buyer the receipt of each Purchase Order issued hereunder (each, a “Confirmation”) within seven (7) days following Supplier’s receipt thereof in writing or in any other mutually agreed manner of communication (e.g., EDI or email). Each Confirmation must reference Buyer’s Purchase Order number, confirm acceptance of the Purchase Order, include a confirmed Delivery Date (which may differ from the requested one in the Purchase Order)or, solely if permitted under this clause 6.2.4, advise Buyer of Supplier’s rejection of such Purchase Order, the date of acceptance or rejection and the basis for rejection, if applicable. If Supplier commences performance under such Purchase Order, Supplier will be deemed to have accepted the Purchase Order. Buyer may withdraw any Purchase Order prior to Supplier’s acceptance thereof. Supplier may only reject a Purchase Order if (a) the quantity ordered by Buyer in such Purchase Order is inconsistent with the quantity in the applicable Forecast in accordance with clause 6, (b) Supplier has sent Philips of termination pursuant to clause 14 or (c) the applicable Purchase Order includes terms and conditions that supplement those contained in this Agreement, which Supplier is unwilling to accept. Supplier may not cancel any previously accepted Purchase Order hereunder. Buyer may not cancel a previously accepted Purchase Order .

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ARTICLE 7:  DELIVERY

7.1           Delivery

7.1.1	Delivery of Products to Buyer shall be made in accordance with the Incoterms as referred to in Attachment 1. Incoterms 2010, shall apply to the interpretation of the delivery terms mentioned in this Agreement.

7.1.2	Supplier shall make the agreed deliveries by making the Products and any other deliverables available to the Buyer at the agreed point of delivery as specified in Attachment 1. The risk in the Products shall pass to Buyer on Delivery Date in accordance with the Incoterms set forth in Attachment 1. [Redacted – Commercially Sensitive –Shipping Terms]

7.1.3	[Redacted – Commercially Sensitive – Shipping Terms]

7.1.4	Buyer shall inspect shipments for freight damages at time of receipt of the Product at the named place of delivery specified in the Purchase Order and promptly notify Supplier of any freight damage.

7.1.5	Should Supplier wish to deliver Products before the Delivery Date, than Buyer may choose, at its option to (i) return such Products in order to have them delivered at the Delivery Date, in which case transportation charges shall be for Supplier’s costs, (ii) accept delivery but withhold payment for such Products until the Delivery Date, or (iii) keep the Products in storage at Supplier’s costs until the Delivery Date.

7.2           Complete Delivery.

7.2.1	Supplier may not over ship or under ship Products. In either case, Supplier will alert Buyer in a timely manner. Supplier will recover any over shipments or ship additional Products to cover under shipments. All over shipments returned to Supplier, and all additional Products shipped by Supplier to cover under shipments, will be at Supplier’s risk and expense, including transportation charges.

7.3           Acceptance.

7.3.1	[Redacted – Commercially Sensitive – Delivery and Acceptance Details]

7.4           Buyer’s subcontractors.

7.4.1	Buyer may appoint a third party to handle logistics, administration, integration, assembling or other activities relating to Products or Philips Equipment, in which case Buyer shall inform Supplier hereof.

ARTICLE 8:  DOCUMENTS

8.1           Supplier’s Documents.

8.1.1	Supplier will provide end-user documentation in the language of the anticipated end users as per the legal requirements of the relevant countries, such countries as initially forecasted in Attachment 1.

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8.1.2	Buyer may reproduce, create and disseminate derivative works from such technical data and other Supplier’s Documents and use, in any manner the technical data and other Supplier’s Documents, without a license fee or other payment to Supplier or third parties. Such derivative works shall be true and accurate. Buyer shall obtain Supplier’s prior written approval over such derivative works. Buyer shall provide Supplier with copies of such derivative works.

8.2           Updates of Supplier’s Documents.

8.2.1	Supplier shall update and maintain its Documents relating to the Product, during the Term of this Agreement including the continuing maintenance and service support period as provided herein. Updates will be made available to reflect any changes and modifications implemented to the Products. Any corrections or updates to Supplier’s Documents will be promptly furnished to Buyer at no charge to Buyer.

8.3           Promotional Materials

8.3.1	All advertisements, promotions and other descriptive matters (together referred to as “Promotional Material”) provided by Supplier shall be consistent with the labelling of the Product. At Buyer’s request, Supplier shall review any Promotional Material created by the Buyer that refers to the clinical use, safety or effectiveness of the Product and shall confirm to Buyer in writing within ten (10) days of submission that such Promotional Material is consistent with the labelling of the Product and complies with all applicable regulatory requirements for the Product under applicable law. If Supplier cannot so confirm, it shall within ten (10) days of the submission, identify in detail the provisions of the Promotional Material that are non-compliant or inconsistent with labeling. Supplier shall defend, indemnify and hold Buyer and its Affiliated Companies harmless from any and all claims, direct losses, demands, direct costs and/or liabilities, including reasonable attorney fees, alleging that Promotional Material provided or confirmed by Supplier promotes use inconsistent with the Product labelling or causes the Product to be misbranded or adulterated.

ARTICLE 9:  REPRESENTATIONS AND WARRANTIES

9.1           Representations and Warranties.

9.1.1	Supplier represents and warrants to Buyer that all Products delivered and any services provided hereunder:

i.	conform to the Specifications on the Delivery Date [Redacted – Commercially Sensitive];
ii.	unless otherwise agreed with Buyer in writing, are new (do not contain any used or reconditioned parts or materials) and fit for the purposes for which they are intended;
iii.	are of sound workmanship, good quality and free from defects in design, construction, manufacture and material [Redacted – Commercially Sensitive]
iv.	comply in all respects with applicable laws, regulations, certification requirements, including health and safety standards and all other applicable regulatory requirements for the design, manufacture and shipment of Products;

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v.	do not contain any of the restricted substances as listed in the Sustainability Declaration;
vi.	are free and clear of all liens, encumbrances, and other claims against title; and
vii.	comply in all respects with the terms of this Agreement and the applicable Purchase Orders.

9.1.2	Supplier’s representations and warranties do not apply to:

i.	Philips Equipment;
ii.	damage to Products resulting from misuse, abuse, accident, neglect, impacts and/or abrasions and failure to use or store Products as provided for in the Specifications;
iii.	damages resulting from any modifications or alterations made by Buyer or a Customer to Products, including those resulting from the repair or service of Products by anyone other than Supplier approved personnel or in a manner not approved by Supplier; and
iv.	damage resulting from Customer’s application of cleaners, germicides or other chemicals not approved by Supplier. For the avoidance of doubt, clause 9.1.2(iii) shall not apply to damages to the Product resulting from the connection of the Product to Philips Equipment by Supplier upon installation.

9.1.3	[Redacted – Commercially Sensitive – Warranty]

9.1.4	[Redacted – Commercially Sensitive – Warranty]

9.1.5	Subject to the limitations applied (including the ability to bring a claim) in respect of the Factory Test Report pursuant to clause 7.3 and 9.1.4, the foregoing warranties will survive any inspection, delivery, acceptance, or payment by Buyer and will be enforceable by Buyer and its Affiliates, and their successors, assigns, subcontractors, distributors, dealers, agents and Customers and all other entities combining, selling or using Products or goods into which Products have been incorporated (together, the “Buyer Indemnitees”), for the period set forth in clause 9.2.

9.2           Warranty Term.

9.2.1	Without prejudice to any other rights accruing under this Agreement or law, the warranties set forth in clause 9.1 will extend for [Redacted – Commercially Sensitive – Warranty Term]. Products repaired or replaced by Supplier within the Warranty Term are warranted for the remainder of the original Warranty Term of said Products.

9.3           Buyer’s Remedies.

9.3.1	Subject to the remedies in clause 7.3 in respect of failure to meet the Specifications, if Products do not comply with the warranties set forth in clause 9.1, Buyer may then, after having consulted Supplier as to the most appropriate remedy, elect reasonably to have Products:

i.	returned to Supplier for repair or replacement;
ii.	repaired or replaced by Supplier in the field; or
iii.	repaired or replaced by Buyer in the field, including Products in distributor inventory and Buyer’s installed base; or
iv.	returned to Supplier in exchange for a full refund of the purchase price for the non-conforming Products paid under this Agreement.

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9.3.2	Supplier will bear all costs, including transportation and labor costs, in connection with the repair or replacement of, and all other costs or damages Buyer may incur as a result of Products not complying with clause 9.1. If Supplier agrees that Buyer performs the repair, Supplier will provide Buyer free of charge with any replacement Product or upgrade necessary, and will reimburse Buyer for all costs relating to such repair, including any related labor costs.

ARTICLE 10: CONFIDENTIALITY

10.1	Confidential Information may be disclosed by or on behalf of a Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) in connection with this Agreement. Each Party agrees to keep the other Party’s (and its Affiliates) Confidential Information confidential and not to reproduce or disclose such Confidential Information to any third party, or to use it for any purpose other purpose than for the purposes of this Agreement. Each Party shall protect any Confidential Information of the other Party (and its Affiliates) with the same degree of care used in protecting its own Confidential Information, but no less than a reasonable degree of care. Unless otherwise mutually agreed in writing, the Confidential Information shall remain the property of the Disclosing Party. Each party’s obligation to protect the Confidential Information of the other Party shall continue for a period of [Redacted – Commercially Sensitive – Confidentiality Term] following the date of termination of this Agreement.

10.2	Each Party may disclose the other Party’s Confidential Information to its and its Affiliates’ employees, officers, lawyers, accountants, sub-contractors (collectively, “Representatives”) or financing sources (both debt and equity) or any prospective acquirer of of Party (or substantially all of the assets related to the Products)(collectively, “Other Recipients””) on a strict need to know basis, provided that such Representatives and Other Recipients are subject to confidentiality obligations and/or agreements at least as stringent as the confidentiality restrictions imposed by this clause 10 on the Receiving Party.

10.3	The confidentiality obligations set out in this clause 10 shall not apply to any information (but only to the extent that such information). and the definition of “Confidential Information” shall not be deemed to include any information that:

(a)	is generally available from public sources or in the public domain through no fault or breach of the Receiving Party or any of its Representatives;

(b)	becomes available to the Receiving Party (or any of its Affiliates) unless the Receiving Party (or such Affiliate) is aware that such source was bound by a confidentiality agreement with the Disclosing Party or any or its Representatives or otherwise under a contractual, legal, fiduciary or other obligation of confidentiality with respect such information;

(c)	developed independently by the receiving Party or any of its Affiliates without use of or reliance on the Disclosing Party’s (or any of its Affiliates’) Confidential Information as demonstrated by written records; or

(d)	was known or in the possession of the Receiving Party (or any of its Affiliates) prior to its disclosure by the Disclosing Party unless the receiving Party (or such Affiliate) is aware that the source of such information was bound by a confidentiality undertaking to the disclosing Party (or its Affiliates) or any or its Representatives or otherwise under a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information.

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10.4	This clause 10 does not prohibit disclosure or use of any Confidential Information if and to the extent that the disclosure or use is required by applicable law, any judicial or administrative proceedings, or the rules of any recognized stock exchange on which the shares of any Party (or its parent entity) are listed, provided that prior to such disclosure, the Receiving Party promptly notifies the Disclosing Party of such requirement with a view to providing the Disclosing Party with the opportunity to contest such disclosure or use and/or to obtain a protective order or otherwise to agree to the timing and content of such disclosure or use and the Receiving Party shall at the request of the Disclosing Party, assist the Disclosing Party in contesting such disclosure and/or obtaining a protective order; provided further that the Receiving Party shall only disclose such portions of the Confidential Information that are strictly required to be disclosed by applicable law, and if permitted by applicable law, the Disclosing Party shall be provided with the opportunity to review and comment on the disclosure to be made.

10.5	Notwithstanding any of the carve outs to the definition of “Confidential Information” contained in clause 10.3, any Confidential Information in respect of the “Purchased Assets” and the “Business” (each, as defined under the Purchase Agreement) shall be deemed the Confidential Information of Supplier (the “Transferred Confidential Information”), and, in respect of Philips, the carve out to the definition of “Confidential Information” contained in clause 10.3 shall not apply to any Transferred Confidential Information, notwithstanding the fact that Philips was aware of, had possession of, or independently developed any such Transferred Confidential Information prior to the date of this Agreement.

10.6	Each Party reserves all rights in its and its Affiliates’ Confidential Information. No rights or obligations in respect of a Party’s Confidential Information other than those expressly stated in this Agreement are granted to the other Party or to be implied from this Agreement.

ARTICLE 11: INTELLECTUAL PROPERTY RIGHTS

11.1         Intellectual Property Warranty and Indemnification.

11.1.1	Supplier represents and warrants to Buyer that: (x) it has not received any notice claiming that any of Products and services directly or indirectly infringes any third party IPR; and (y) to the best of its knowledge, all Products delivered hereunder do not directly or indirectly infringe, misappropriate, or otherwise violate any third party IPR. Supplier shall defend, indemnify and hold harmless Buyer Indemnitees from and against all liabilities, costs, damages and expenses, including reasonable attorneys’ fees, arising from or related to any claim that Products, in whole or in part, directly or indirectly infringe, misappropriate, or otherwise violate any IPR of a Third Party. If Supplier does not diligently pursue resolution of the claim against Buyer Indemnitees or provide reasonable assurances that it shall diligently pursue resolution, then the Buyer Indemnitee against who such claim has been advanced may, without in any way limiting its other rights and remedies, defend against the claim at Supplier’s expense. If the use of a Product is found to (or believed by Supplier to) directly or indirectly infringe, misappropriate, or otherwise violate any Third Party IPR, Supplier shall, without in any way limiting its foregoing obligations, and at its sole expense:

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(a)	procure the necessary rights so that Products are not subject to any such claim;
(b)	replace or modify Product with a product of equivalent performance so that it avoids such claim; or
(c)	if the options under subclasses a) or b) above are not possible, refund to Buyer in full all costs paid by Buyer for the relevant Products and pay all reasonable additional costs incurred by Buyer as a result of Supplier’s action under sub clauses a), b) or c).

If the Parties foresee that the Parties will jointly develop any Intellectual Property Rights in connection with this Agreement, such development will be reviewed by the joint streering committee (as contemplated by the Purchase Agreement) and appropriate legal documentation will be put in place to address such joint development, in a form approved by such joint steering committee.

11.2         Open Source Software Warranty and Indemnification.

11.2.1	Supplier represents and warrants that Products do not include and are not accompanied by any portion of Open Source Software that has not been approved by Buyer in writing. As a condition for such approval, Supplier shall provide to Buyer a full specification of such Open Source Software together with a copy of the license conditions associated therewith. Supplier shall deliver all necessary information to enable Buyer to comply fully with the licenses of all Open Source Software, including but not limited to any required notices to be reproduced by Buyer and the source code if such licenses requires as a condition of distribution the making available of source code.

11.2.2	Supplier represents and warrants that any use of any Open Source Software in Products, when used as anticipated by this Agreement, does not require Philips’ Equipment or any other product of Buyer to be licensed under terms set forth in the definition of Open Source Software. Supplier shall defend, indemnify and hold harmless Buyer Indemnitees against any and all losses, damages, costs and expenses, including reasonable attorneys’ fees. arising from any inclusion, or claims related to the inclusion, of Open Source Software in Products.

11.3         False Patent Marking

11.3.1	False Patent Marking. Supplier shall defend, indemnify and hold harmless the other Party against any and all claims arising from Markings on Marked Products alleged to be false or otherwise in violation of the law. As used herein, (a) ”Markings” means one or more patent numbers and/or the words or phrases “Patent”, “Patented”, “Patent Pending”, “patent applied for”, “covered by one or more of the following patents”, “may be covered by patent number”, “covered by at least patent number”, or any derivations thereof, or any word or number importing, implying, indicating, or suggesting that the same is or is in the process of being patented, and (b) ”Marked Products” means Markings on or in connection with various products, product components, product packaging, materials accompanying Product, and product advertising, including web-based advertising/marketing materials, having, including, or referencing such Markings.

11.4         License.

11.4.1	The purchase of a Product shall confer on Buyer and on Buyer Indemnitees an irrevocable, world-wide, royalty-free and fully paid up, non-exclusive, license under all IPR owned or controlled, directly or indirectly, by Supplier related to the Product to use, market, sell, lease, license, distribute or otherwise dispose of Product acquired by Buyer under this Agreement throughout the Territory.

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11.4.2	Nothing in this Agreement shall be construed as limiting the Parties rights and obligations under the [Redacted – Commercially Sensitive – Reference to external agreement].

11.4.3	This Agreement and the supply of Products by Supplier to Buyer does not grant Supplier either explicitly or by implication any right, title or interest in or to any of Buyer’s or any of its Affiliates’ Confidential Information and/or Intellectual Property Rights OR GRANT TO BUYER EITHER EXPLICITLY OR BY IMPLICATION ANY RIGHT, TITLE OR INTEREST IN OR TO ANY OF SUPPLIER’S OR ANY OF ITS AFFILIATES CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY RIGHTS OTHER THAN THE LICENSED RIGHTS CONFERRED UNDER CLAUSE 11.4.1, AND THAT BUYER SHALL NOT SEEK TO OBTAIN (OTHER THAN FROM SUPPLIER) ANY INTELLECTUAL PROPERTY RIGHTS IN THE PRODUCTS.

11.4.4	Buyer hereby assigns and transfers and, to the extent any such assignment or transfer cannot be made at present, will assign and transfer to Supplier and its successors and assigns or Supplier’s designee, all Buyer’s right, title and interest in and to all Intellectual Property Rights that are created, developed, made, conceived or reduced to practice by Buyer or under Buyer’s direction in connection with the services provided under this Agreement (the “Developed Intellectual Property”) and waives any moral rights with respect to such Developed Intellectual Property.

11.5         Trademarks.

11.5.1	Except as set forth in this clause 11.5, this Agreement and the manufacture and supply of Products by Supplier does not grant to Supplier any rights in or license to the word mark Philips or any other trademark, trade name or other indicia of Buyer or its Affiliates (hereinafter, individually and collectively referred to as “Buyer’s Marks”) or to the use of the Buyer’s Marks, whether to Products alone or in any combination in press releases, advertisements, sales literature or otherwise without Buyer’s prior written consent. Supplier will not copy or imitate the content or material style of Buyer’s websites onto its own web site or sections of it to avoid confusion to Internet users.

11.5.2	Buyer may use the name of Supplier and the name of Products only for the purpose of advertising and marketing Products or Buyer’s medical products.

11.5.3	Buyer acknowledges and agrees that the all Supplier trademarks associated with Products are the trademarks of Supplier and Buyer shall not rebrand Products for resale, seek to obtain any rights in Supplier trademarks through the filing of trademark applications. Buyer shall leave in place all trade-marks, labels and other trade designations placed by Supplier on Products and their packaging (including designations indicating manufacture by Supplier) and shall not alter any such trade-marks, labels or other trade designations without the prior written consent of Supplier.

11.5.4	All goodwill associated with Buyer’s use of Supplier’s trademarks shall enure exclusively to the benefit of Supplier. Buyer shall not take any action which may constitute an infringement of such rights without prior written authorization from Supplier. Furthermore, Buyer shall not use or make reference to Supplier’s trademarks or trade name (or any derivation thereof) in connection with Buyer’s own products or trade name without prior written authorization from Supplier. Buyer shall not take any action, or omit to take any action, the result of which is to depreciate or dilute the goodwill in any trademark or trade name used or adopted by Supplier or to damage or bring into disrepute the reputation of Supplier.

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11.5.5	Branding of TULSA-PRO. Without limiting the provisions of clause 11.5, Buyer may use the name of Supplier and the name of “TULSA” or “TULSA-PRO” for the purpose of advertising and marketing TULSA-PRO. Buyer acknowledges and agrees that Supplier trademarks associated with TULSA-PRO and related Consumables are the trademarks of Supplier and Buyer shall not rebrand Products for resale or seek to obtain any rights in Supplier trademarks through the filing of trademark applications. Buyer shall leave in place all trademarks, labels and other trade designations placed by Supplier on Products and their packaging (including designations indicating manufacture by Supplier) and shall not alter any such trade marks, labels or other trade designations without the prior written consent of Supplier. Buyer acknowledges and agrees that all intellectual property rights in the TULSA-PRO, including the aesthetic and functional designs of the Product, are the property of Supplier and that Buyer shall not seek to obtain any intellectual property rights in the “TULSA-PRO” and related Consumables.

11.5.6	Branding of the “SONALLEVE” Product. Without limiting the provisions of clause 11.5, the Parties agree to negotiate in good faith and sign a detailed, written branding policy in relation to Sonalleve (“Branding Policy”). Each Party will nominate appropriate Buyers (including cover in the event of holiday or sickness) to participate in discussions and workshops to produce the Branding Policy. Once agreed the Branding Policy shall be signed off by authorised Buyers of each Party and shall then become binding on both Parties and shall form part of this Agreement. The Parties shall use all reasonable endeavours to agree the Branding Policy within [Redacted – Commercially Sensitive – Time Period] from the Effective Date. The Parties agree that the following principles are agreed and shall, unless agreed otherwise in the Branding Policy, be reflected in the Branding Policy:

11.5.7	The Parties agree that the following principles are agreed and shall, unless agreed otherwise in the Branding Policy, be reflected in the Branding Policy:

(a)	Supplier will ensure that Sonalleve will be re-branded, with Supplier’s brand represented on Sonalleve as the lead brand.
(b)	Supplier is entitled, but not the obliged, to add a Philips co-branding label to Sonalleve (including future generations of Sonalleve) and to related product literature, presentations, brochures and webpages.
(c)	The scope of such co-branding will be limited to generations/versions of Sonalleve that are exclusively compatible with Philips’ Equipment and are not compatible with, or sold to work with, MRI systems from other vendors than Philips.
(d)	The possibility to add a co-branding label to Sonalleve will be jointly evaluated by both Parties. Supplier wishes to re-brand Sonalleve, the usefulness of adding co-branding will be evaluated by the Parties jointly.
(e)	In case both Parties agree to co-brand a generation of Sonalleve, the most recent applicable Philips co-branding guidelines at that time will be taken as starting point to agree the actual co-branding expression on Sonalleve and marketing collaterals.
(f)	The co-branding label to be used shall include “Powered by Philips [Descriptor]”, with [Descriptor] being an appropriate description of the contribution made by Buyer to Sonalleve or shall include “Works with Philips [Descriptor]”, with [Descriptor] being an appropriate description of the contribution made by Buyer to Sonalleve, to be agreed upon jointly.

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(g)	The co-branding label shall also appear in related product literature, presentations, brochures, videos and webpages.

11.5.8	Notice. Buyer shall, when using or making reference to a trademark of Supplier (as may be permitted by clause 11.5.4 above, or elsewhere in this Agreement), clearly identify (whether through use of an asterisk, footnote or otherwise) such trademark as a “Trademark of Profound Medical Inc. or its affiliates” or otherwise as Supplier may instruct from time to time.

ARTICLE 12: INDEMNITY AND LIMITATION OF LIABILITY

12.1         Indemnity.

12.1.1	Buyer will defend, indemnify and hold harmless Supplier and its Affiliates and their respective directors, officers, employees and agents, and their successors, heirs and assigns (the “Supplier Indemnitees”) from and against all liabilities, costs, damages, claims and expenses, including reasonable attorney’s fees, arising from or related to any actual or alleged [Redacted – Commercially Sensitive – Indemnity Details]

12.1.2	Supplier will defend, indemnify and hold harmless Buyer and its Affiliates and their respective directors, officers, employees and agents and their respective successors, heirs and assigns (the “Buyer Indemnitees”) from and against all liabilities, costs, damages, claims and expenses, including reasonable attorney’s fees, arising from or related to any actual or alleged [Redacted – Commercially Sensitive – Indemnity Details]

12.2         Limitations of Liability.

12.2.1	[Redacted – Commercially Sensitive – Indemnity Details]

12.3         Lower Tier.

12.3.1	Supplier as legal manufacturer of Product will be responsible for its participating Affiliates, subcontractors and vendors through the lowest tier. Supplier will ensure that each lower tier subcontract contains all applicable Specifications and obligations needed to fully comply with this Agreement. Supplier will indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all claims and liabilities, including all costs and expenses, arising out of or in any way connected with any actual or alleged action or failure to act by Supplier’s Affiliates, subcontractors or vendors.

ARTICLE 13: INSURANCE

13.1         Supplier’s Insurance.

13.1.1	Supplier will maintain comprehensive or commercial general liability insurance (including premises and operations, products and completed operations, broad form contractual liability, broad form property damage and personal injury liability) with a minimum limit of [Redacted – Commercially Sensitive – Insurance Details] combined single limit per occurrence and [Redacted – Commercially Sensitive – Insurance Details] in the aggregate, for claims of bodily injury, including death, and property damage that may arise from use of Products. Supplier shall also maintain professional liability insuring the acts or omissions of Supplier under this Agreement in an amount of [Redacted – Commercially Sensitive – Insurance Details] per occurrence and aggregate. Supplier will also maintain excess liability in an amount of not less than €10 million per occurrence. The commercial general liability policy obtained by Supplier will name Buyer, its officers, directors and employees as additional insured. Such insurance will apply as primary insurance and no other insurance will be called upon to contribute to a loss covered there under. In addition, such policies will permit Supplier to waive, on its own behalf and on behalf of its insurers, any rights of subrogation against Buyer. Such insurance policies will be written with appropriately licensed and financially responsible insurers, and will provide for a minimum of 30 days written notice to Buyer of any cancellation or reduction in coverage. Certificates of insurance evidencing the required coverage and limits will be furnished to Buyer before any work is commenced hereunder, and Supplier will deliver copies of policies or certificates to the Buyer contact designated by Buyer.

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13.1.2	If any policies have “claims made” coverage, Supplier will maintain such coverage with Buyer named as an additional insured for a minimum of [Redacted – Commercially Sensitive – Insurance Details] after termination of this Agreement. Any such coverage must have a retroactive date no later than the date upon which work commenced under this Agreement.

13.1.3	All deductibles on policies providing coverage will be paid by Supplier. If Supplier is self-insured for matters described above, Supplier agrees to respond to any claims or losses made against or incurred by Buyer in the same fashion as if insurance had been purchased with the same or broader coverage terms than what is generally available to similar Suppliers. In no event will the coverage or limits of any insurance required under this clause, or the lack or unavailability of any other insurance, be deemed to limit or diminish Supplier’s obligations or liability to Buyer under this Agreement.

ARTICLE 14: TERMINATION

14.1         Termination for Cause.

14.1.1	Each Party may suspend performance of its obligations under the Agreement or terminate this Agreement upon written notice to the other Party if:

(a)	the other Party files a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, assignment for the benefit of creditors or similar proceeding;

(b)	the other Party becomes the subject of a petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, assignment for the benefit of creditors or similar proceeding and such petition or proceeding is not dismissed within thirty (30) days from filing of such petition or proceeding;

(c)	the other Party ceases or threatens to cease to carry on business in the ordinary course or a Change of Control with respect to Supplier to a Buyer’s direct competitor occurs; or

(d)	the other Party materially breaches any of its obligations under the Agreement, and the breaching failures to cure such breach within sixty [Redacted – Commercially Sensitive – Termination Details] after it receives written notice from the non-breaching Party to cure same;

(e)	[Redacted – Commercially Sensitive – Termination Details]

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(f)	conviction of, or commission by, the other Party or any principal officer, shareholder, employee or any partner of the other Party of any crime or immoral act which may adversely affect the goodwill or reputation of Buyer or Supplier;

For greater certainty, if a Party is provided, pursuant to one of the termination rights contemplated by this clause 14.1.1, with the right to elect to terminate this Agreement, such Party may do so in respect of the entire Agreement, or to terminate the Agreement on a Product-by-Product basis (in which instance, this Agreement will continue in respect of those Products not terminated by such Party).

14.2         Consequences of Termination.

14.2.1	In the event that the Agreement is terminated as provided for in clause 14.1:

(a)	All Purchase Orders that are outstanding on the date this Agreement shall terminate, for any reason, shall be fulfilled regardless of such termination, unless Buyer indicates otherwise.
(b)	Buyer shall no longer have the right to sell Product to Customers, and shall return all Products in inventory to Supplier in the manner directed by Supplier and, at the Buyer’s sole cost and expense. Buyer shall cease holding itself out to be an authorized Supplier sales Buyer and shall cease all use of Supplier trademarks and trade names.
(c)	Supplier shall continue the service obligation as per the regulations in the jurisdiction where the Product is sold.
(d)	All Confidential Information supplied by one Party to the other to assist in carrying out the obligations hereunder shall remain the property of the supplying Party and, subject to any express provisions hereof to the contrary, shall be returned to the supplying Party upon termination or expiration of this Agreement.
(e)	Buyer will ship, [Redacted – Commercially Sensitive – Delivery Details] Buyer’s principal place of business, within (30) days following the date of expiration or the effective date of termination of this Agreement, to the destination specified by Supplier in writing, all sample Products, catalogs, circulars, folders, and other Marketing Materials, all price sheets, bulletins, official communications, technical information, confidential data and all other materials owned or provided by Supplier to Buyer which are in the possession or control of Buyer, its employees or agents on such date.

ARTICLE 15: FORCE MAJEURE

15.1	Neither Party will be liable for any failure to perform solely caused by a Force Majeure Event and if that either Party is prevented from performing or is unable to perform any of its obligations under this Agreement due to a Force Majeure Event, its performance will be excused, and the time for performance will be extended for the period of delay or inability to perform due to such Force Majeure Event, provided that such Party will give promptly written notice thereof to the other Party:

(a)	describing the Force Majeure Event;
(b)	describing the obligations which it is unable to perform due to the Force Majeure Event; and
(c)	giving a projection of the expected period of delay or inability to perform due to the Force Majeure Event, and such Party will have used reasonable commercial efforts to mitigate its effects and to cure any non-performance.

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15.2	Force majeure on the part of Supplier shall in any event not include shortage of personnel or production materials or resources, breach of contract by third parties contracted by Supplier, financial problems of Supplier, nor the inability of Supplier to secure the necessary licenses in respect of software to be supplied or the necessary legal or administrative permits or authorizations in relation to Products to be supplied.

15.3	If a Party is not or is not expected to be able to perform any material obligation under this Agreement due to a Force Majeure Event for a period of [Redacted – Commercially Sensitive – Time Period Details] or more, the other Party may terminate this Agreement without liability.

15.4	[Redacted – Commercially Sensitive – Timing Details]

15.5	For greater certainty, during the term of the Supply Agreement, if there is a “force majeure event” outstanding under the Supply Agreement (claimed by Philips or one of its Affiliates under the Supply Agreement), Buyer may not exercise the remedies in clause 15.3 and 15.4 hereunder if Supplier exercises a corresponding Force Majeure Event under this Agreement in response to the Force Majeure Event exercised under the Suppply Agreement.

ARTICLE 16: RECALL

16.1	If Supplier or any relevant Governmental Authority determines that a recall campaign is necessary, Supplier will implement such recall campaign and Buyer will have the right to return the affected Products to Supplier or destroy such Products, as determined by Supplier in its reasonable discretion, at Supplier’s sole cost and risk. Supplier hereby covenants and agrees that it shall be responsible for all costs and expenses related to the implementation of any such recall. In case of a recall of the Product, Philips shall at its sole cost provide full cooperation to Supplier in order to achieve an efficient and effective recall by Supplier. For greater certainty, the obligations of the Parties pursuant to this clause 16 shall only apply in respect of Products sold or distributed on or after the Effective Date, and for clarity, to the extent there is a recall that involves any Product sold or distributed prior to the Effective Date, the covenants and obligations of the Parties pursuant to this clause 16 shall not apply (and shall be addressed by the terms of the Purchase Agreement).

ARTICLE 17: GENERAL PROVISIONS

17.1         Amendments.

17.1.1	This Agreement may be amended only by a written instrument explicitly referring to this Agreement, duly executed by authorized representatives of both Parties.

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17.2         Binding Agreement and Assignment.

17.2.1	This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by either Party, in whole or in part, to any Third Party without the prior written consent of the other Party, except that either Patrty may assign this Agreement as a whole, and all of its rights and obligations hereunder, without the consent of the other Party but subject to prior written notice to the other Party (a) to an Affiliate, or (b) in case of a transfer of all, or substantially all, stock or assets of such Party or the relevant business activity through which such Party acts in this Agreement to a Third Party or to any partnership or other venture in which such business activity is to participate. Except as provided above, without prior written consent of the other Party, any assignment or pledge of rights under this Agreement by a Party to a Third Party shall have no effect vis-à-vis such Third Party.

17.3         Agreement.

17.3.1	This Agreement, any Purchase Order issued hereunder and the OEM Quality Agreement constitute the entire agreement and understanding of the Parties and merges all prior discussions and negotiations between them and supersedes any previous agreement whether oral or written. Course of performance, course of dealing and usage of trade will not apply to this Agreement.

17.3.2	This Agreement also constitute a complete restatement of the Resale Purchase Agreement between the Parties, dated January 1, 2016, and the Parties hereby terminate said Agreement as of the the Effective Date of this Agreement.

17.3.3	The following attachments form an integral part of this Agreement:

[Redacted – Commercially Sensitive – List of Schedules]

In the event of any conflict between any provision of this Agreement and any provision of Attachment 1, 2 or 4, the provisions of this Agreement shall prevail. In the event of any conflict between any provision of this Agreement and any provision of Attachment 3, 5, 6, 7 or 8 the provisions of Attachment 3, 5, 6, 7 or 8, as applicable, shall prevail.

In the event of any conflict between any provision of this Agreement and any provision of the OEM Quality Agreement, the provisions of the OEM Quality Agreement shall prevail.

17.4         Customs Compliance/ Country of Origin/ Export Control

17.4.1	Upon Buyer’s request, Supplier will provide Buyer with an acceptable and auditable certification stating the country of origin for Products, sufficient to satisfy the requirements of (i) customs authorities of the country of receipt, and (ii) applicable export licensing regulations. Supplier will mark each Product (or Product’s container if there is no room on Product) with the country of origin. Supplier will, in marking Products, comply with the requirements of the customs authorities of the country of receipt.

17.4.2	If Products delivered under this Agreement are imported, Supplier will when possible allow Buyer to be the importer of record. If Buyer is not the importer of record and Supplier obtains duty drawback rights to Products, Supplier will, upon Buyer’s request, provide Buyer with documents required by the customs authorities of the country of receipt to prove importation and to transfer duty drawback rights to Buyer.

17.4.3	Supplier will: organize its administration and manufacturing in such a way, that Products can be supplied with preferential origin status and supply Products with the appropriate documentary evidence of the preferential origin status. Supplier will provide the appropriate customs documentation for Products which may be imported and/or exported by Buyer, including Certificate of Origin (renewed on a two (2)-year basis), and Harmonized Tariff System Classification Codes. Supplier will support Buyer with import and export regulatory issues so that regulatory compliance will be met.

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17.4.4	This Agreement has been executed taking into consideration the asserted origin of Products as well as the delivery by Supplier of the appropriate documentary evidence of the preferential origin status requested by custom authorities. It is expressly understood that the preferential origin status of Product and the accuracy thereof for any supplied Product hereunder are essential under this Agreement.

17.4.5	Each Party agrees and warrants that it will comply with all applicable international and national export control laws and regulations and that it will not export or re-export, directly or indirectly, any information, goods, software and/or technology, including any Products or Philips’ Equipment, to any country for which the European Union or the United States of America or any other country, at the time of export or re-export, requires an export license or other governmental approval, without first obtaining such license or approval.

17.4.6	Supplier agrees to inform Buyer in writing whether or not Products are controlled and/or controlled under the export control laws of its own country, and if so, Supplier will inform Buyer about the extent of the restrictions (including but not limited to export control legal jurisdiction, export control classification numbers, export control licenses and/or CCATS as applicable).

17.4.7	Supplier shall obtain all international and national export licenses or similar permits required under all applicable export control laws and regulations and shall provide Buyer with all information required to enable Buyer and its Customers to comply with such laws and regulations. Supplier agrees to indemnify and hold Buyer harmless from any claims, liabilities, penalties, forfeitures, and associated costs and expenses (including attorneys’ fees) which Buyer may incur due to Supplier’s non-compliance with applicable export control laws, rules and regulations. Supplier agrees to promptly notify Buyer of Supplier’s receipt of any such notice of a violation of any export control related law, rule or regulation, which may affect Buyer.

17.4.8	If Products are export controlled, Supplier will inform Buyer accordingly and to indicate the applicable export control classification number (“ECCN”)

17.5         Governing Law; Jurisdiction

17.5.1	This Agreement will be governed by and construed in accordance with the laws of the Netherlands. The United Nations Convention on Contracts for the International Sale of Goods (the Vienna Sales Convention) is not applicable to this Agreement.

17.5.2	Any dispute arising out of or in connection with this Agreement shall be resolved in the manner provided in Sections 12.1 and 12.2 of the Purchase Agreement.

17.6         Compliance with Laws

17.6.1	Each of the Parties will at all times comply with all laws, rules, regulations and ordinances applicable to the Agreement and each Purchase Order, including but not limited to all fair labor, equal opportunity and environmental compliance laws, rules, regulations and ordinances. Supplier will furnish to Buyer any information required to enable Buyer to comply with such laws, rules, and regulations in its use of Products.

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17.7         Personal Data

17.7.1	The Parties will have the obligations of patient privacy and data as set forth Attachment 6.

17.8         Waivers.

17.8.1	Neither the failure nor delay of any Party to this Agreement to assert or exercise any right, power, privilege or remedy under this Agreement or to enforce any term or provision hereof or thereof, will constitute a waiver of such right, power, privilege or remedy, and no single or partial exercise of any such right, power, privilege or remedy will preclude any other or further exercise of such right, power, privilege or remedy or the exercise of any other right, power, privilege or remedy.

17.9         Notices.

17.9.1	Any notice or other communication required or permitted to be given to any Party hereunder shall be in writing and shall be given to such Party at such Party’s address set forth below, or such other address as such Party may hereafter specify by notice in writing to the other Party. Any such notice or other communication shall be addressed as aforesaid and given by: (i) hand delivery; (ii) international overnight courier; or (iii) e-mail transmission. Any notice or other communication will be deemed to have been duly given: (A) on the date of service if served personally; (B) on the Business Day after delivery to an international overnight courier service, provided receipt of delivery has been confirmed; or (C) on the date of transmission if sent via e-mail transmission, provided confirmation of receipt is obtained promptly after completion of transmission and provided that transmission via e-mail is followed promptly by delivery via one of the methods in clause 16.9 (i) or (ii) above.

If to Buyer:

PHILIPS MEDICAL SYSTEMS NEDERLAND B.V.

P.O. Box 10.000

5680 DA Best, The Netherlands

Attn:    [Redacted – Personal Information]

Email:

With copy to:

Legal Department PMSN BV Veenpluis 4-6

5684 PC Best Building QX2

Email:

If to Supplier:

Profound Medical Inc.

Attn: Chief Executive Officer

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Philips & Profound

2400 Skymark Avenue, Unit #6

Mississauga, ON, L4W 5K5, Canada

Email:[Redacted – Personal Information]

With copy (which shall not constitute notice) to:

Torys LLP

Suite 3000, P.O. Box 270

79 Wellington Street West

TD Centre

Toronto, ON M5K 1N2

Attention: Cheryl Reicin

Email: creicin@torys.com

17.10         Publicity.

17.10.1	Any public announcements or press releases relating to this Agreement shall be governed by the provisions of clause 14.13 of the Purchase Agreement.

17.11         Independent Contractors

17.11.1	Each Party is an independent contractor, not an agent, employee or Buyer of the other. Neither Party has authority to make any statement, representation or commitment of any kind or to take any action binding upon the other, without the other Party’s prior, written authorization.

17.12         Excluded Provider

17.12.1	Supplier represents and warrants that it, and, to the best of its knowledge, its employees and subcontractors providing the Products are not debarred, excluded, suspended or otherwise neligible to participate in a U.S. federal health care program, nor have they been convicted of any U.S. health care related crime (an "Excluded Provider"). Supplier will promptly notify Buyer in writing if it becomes aware that any of its employees or subcontractors providing the Products has become an Excluded Provider. Buyer may terminate this Agreement upon written notice to Supplier if upplier or any of its employees or subcontractors providing the Products becomes an Excluded Provider.

17.13         Authority; Due Execution.

17.13.1	Each Party represents and warrants to the other, that (a) it has full power and authority to enter into this Agreement and any agreements related hereto and, subject to the terms and conditions hereof, this Agreement, when executed, will be a valid and legally binding obligation of such Party according to its provisions, (b) the execution and performance of this Agreement will not constitute a breach of or an event of default under any agreement, contract, law or regulation to which such Party is or may be bound, and (c) the execution and performance of this Agreement has been duly authorized by all necessary corporate action.

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Philips & Profound

17.14         Severability.

17.14.1	The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons or entities or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

17.15         Supply Chain Security

17.15.1	Supplier will comply with the supply chain security requirements outlined in Attachment 7.

17.16         Supply Agreement Matters

17.16.1	The Parties acknowledge and agree that during the term of the Supply Agreement, that Supplier will not be liable for any breach of this Agreement by it to the extent that such breach of this Agreement primarily and directly results from a breach of the Supply Agreement by Philips or any of its Affiliates.

17.17         Survival.

17.17.1	All terms and conditions of this Agreement which are intended (whether expressed or not) to survive the duration or termination of this Agreement will so survive.

17.18         Attachments.

Include reference to the attachments as part of this agreement:

[Redacted – Commercially Sensitive – List of Schedules]

[Remainder of Page Intentionally Left Blank]

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Philips & Profound

IN WITNESS WHEREOF, this Resale Purchase Agreement has been duly executed by the duly authorized officers of the Parties hereto as of the date first written above.

Philips Medical Systems Nederland B.V.		Profound Medical Inc.

Signature:	/s/ Iwald Mons	Signature:	/s/ Arun Menawat
Name:	Iwald Mons	Name:	Arun Menawat
Title:	M&A Project	Title:	Chief Executive
Leader		Officer

Date:	July 31, 2017	Date:	July 31, 2017
And
Signature:
Name:
Title:
Date:

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Philips & Profound

[REDACTED – Commercially Sensitive – Schedules, including pricing, shipping terms, product specifications, scope of services, co-marketing obligations, product testing criteria, data privacy, supply chain requirements]

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